MARKETAXESS REPORTS 2006 FIRST QUARTER RESULTS
European High-Grade, Other Quarterly Volumes Set New Records
NEW YORK, May 3, 2006 — MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European high-grade corporate and emerging markets bonds, today announced results for the first quarter ended March 31, 2006.
For the first quarter of 2006, total revenue was $20.3 million compared to $21.3 million in 2005. Net income for the first quarter of 2006 was $1.1 million, or $0.03 per diluted share, compared to $3.1 million, or $0.09 per diluted share in the first quarter of 2005. First quarter 2006 net income includes the impact of $0.7 million of stock option costs from the implementation of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (SFAS 123R).
“While our short-term financial results are disappointing, we are encouraged by the continued increase in the client and product breadth on the MarketAxess trading system. Specific signs of growth include an 18% increase in active clients, positive volume trends in new product areas, and a record quarter for European and other volumes,” commented Richard M. McVey, Chairman and Chief Executive Officer of MarketAxess. “This business expansion allowed MarketAxess to achieve our second best quarter ever in total revenues in spite of a 15% year-on-year drop in NASD TRACE high-grade volumes. Our confidence in the future of electronic trading for fixed income markets guides our strategy to continue investing in new capabilities to maximize long-term value for our stockholders.”
First Quarter Results
Total revenues for the first quarter of 2006 declined 4.5% to $20.3 million, compared to $21.3 million in the first quarter of 2005. U.S. high-grade corporate bond commissions totaled $11.0 million in the first quarter of 2006, a decrease of 11.9% compared to $12.5 million in the first quarter of 2005. European high-grade corporate bond commissions totaled $4.3 million in the first quarter of 2006, a decrease of 1.4% compared to $4.4 million in the first quarter of 2005. Other commissions increased 22.3% in the first quarter of 2006 to $2.1 million, compared to $1.7 million in the first quarter of 2005. Other revenue, which consists of information and user access fees, license fees, investment income and other revenue, increased 7.5% to $2.9 million in the first quarter of 2006 compared to $2.7 million in the first quarter of 2005 due to higher interest income and an increase in fees from our Corporate BondTickerTM service, partially offset by a decrease in license fees.
Total expenses for the first quarter of 2006 increased 18.9% to $18.9 million, compared to $15.9 million in the first quarter of 2005. In accordance with SFAS 123R, the Company is required to expense the cost of stock-based compensation using a fair value method. Employee compensation and benefits expenses increased 11.2% to $10.3 million compared to $9.2 million in the first quarter of 2005. The $1.0 million increase in compensation and benefits expense includes $0.7 million of stock option costs related to the implementation of SFAS 123R in the first quarter of 2006. General and administrative expenses increased 52.8% to $2.0 million compared to $1.3 million in the first quarter of 2005 due to increased occupancy and Board of Directors related expenses as well as an increase in UK value-added taxes (VAT). Professional and consulting expenses increased 34.7% to $2.6 million compared to $1.9 million primarily due to increased audit and tax fees.

Pre-tax income in the first quarter of 2006 was $1.4 million compared to $5.4 million in 2005. Operating margin was 7% in the first quarter of 2006 compared to 25% in the first quarter of 2005.
Net income for the first quarter of 2006 was $1.1 million, or $0.03 per diluted share, compared to $3.1 million, or $0.09 per diluted share, in the first quarter of 2005.
The tax provision for the first quarter of 2006 included an adjustment of $0.2 million for an over-accrual of taxes in the prior year fourth quarter.
Headcount as of March 31, 2006 was 189 compared to 173 as of March 31, 2005.
Trading Volume
For the first quarter ended March 31, 2006, total trading volume declined 5.2% to $84.5 billion compared to $89.2 billion in the first quarter of 2005. U.S. high-grade trading volume totaled $45.9 billion in the first quarter of 2006, a 16.1% decrease compared to 2005 first quarter volume of $54.8 billion. U.S. high-grade volume as a percentage of NASD high-grade TRACE was 7.6% in the first quarter 2006. Total U.S. high-grade trading volume for the first quarter of 2006 includes single-dealer inquiries of $5.3 billion. European high-grade trading volumes in the first quarter of 2006 increased 4.7% to a record $24.0 billion, compared to $22.9 billion in the first quarter of 2005. Other trading volume, which includes emerging markets, credit default swaps, high yield, agencies and new issues, increased 26.6% to a record $14.6 billion, compared to $11.5 billion in the first quarter of 2005.
Balance Sheet Data
As of March 31, 2006, total assets were $185.5 million and included $112.2 million in cash, cash equivalents and securities and a deferred tax asset of $40.3 million. Total stockholders’ equity as of March 31, 2006 was $175.2 million and book value per common share was $4.91 based on 35.7 million diluted shares outstanding.
Webcast and Conference Call Information
Richard M. McVey, MarketAxess’ Chairman and CEO, and James N.B. Rucker, Chief Financial Officer, will host a conference call to discuss the Company’s financial results and outlook this morning at 8:30 a.m. Eastern time. To access the conference call, please dial 866-202-4683 (U.S.) or 617-213-8846 (international). The passcode for all callers is 98571852. The Company will also host a live audio webcast of the conference call on the Investor Relations section of the Company’s website at www.marketaxess.com. An archive of the call will be available by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) for one week after the announcement. The passcode for replay callers is 84909815. The webcast will also be archived at www.marketaxess.com for 90 days following the announcement.
About MarketAxess
MarketAxess operates one of the leading platforms for the electronic trading of corporate bonds and certain other types of fixed-income securities, serving as an electronic platform through which our more than 650 active institutional investor clients can access the liquidity provided by our broker-dealer clients. MarketAxess’ multi-dealer trading platform allows our institutional investor clients to simultaneously request competitive, executable bids or offers from multiple broker-dealers, and to execute trades with the broker-dealer of their choice. MarketAxess offers our clients the ability to trade U.S. high-grade corporate bonds, European high-grade corporate bonds, credit default swaps, agencies, high yield, emerging markets bonds and new issues. MarketAxess also provides data and analytical tools that help our clients make trading decisions, and we facilitate the trading process by electronically communicating order information between trading counterparties. MarketAxess’ current participating dealers are: ABN AMRO, Banc of America Securities, Barclays PLC, Bear Stearns, BNP Paribas, Citigroup Global Markets, Credit Suisse, Deutsche Bank Securities, Dresdner

Bank, DZ Bank, FTN Financial, Goldman Sachs, HSBC, ING Financial Markets, JP Morgan, Jefferies and Company, Lehman Brothers, Merrill Lynch, Morgan Stanley, RBC Capital Markets, The Royal Bank of Scotland, Santander Investment Securities, SG Corporate & Investment Banking, UBS and Wachovia Securities.
Cautionary Note Regarding Forward-Looking Statements
This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. Actual results in future periods may differ materially from the those currently expected or desired because of a number of risks and uncertainties, including: our dependence on our broker-dealer clients; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; our limited operating history; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; our ability to develop new products and offerings and the market’s acceptance of those products; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our future capital needs and our ability to obtain capital when needed; and other factors. The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.
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Media and Investor Relations Contacts:
Stephen Davidson
MarketAxess Holdings Inc.
+1-212-813-6021
Judith Flynn
Edelman
+1-212-819-4806

MarketAxess Holdings Inc.
Consolidated Statements of Operations

	Three Months Ended
	March 31
	2006	2005
	($ in thousands, except share and per
	share data)
	(unaudited)
Revenues
Commissions
U.S. high-grade	$11,029	$12,518
European high-grade	4,338	4,401
Other	2,120	1,734

Total Commissions	17,487	18,653
Information and user access fees	1,359	1,035
License fees	281	780
Investment income	962	600
Other	251	240

Total revenues	20,340	21,308

Expenses
Employee compensation and benefits	10,283	9,244
Depreciation and amortization	1,685	1,225
Technology and communications	2,052	1,625
Professional and consulting fees	2,551	1,894
Warrant-related expense	—	—
Marketing and advertising	378	693
Moneyline revenue share	—	(50)
General and administrative	1,992	1,304

Total expenses	18,941	15,935

Income before taxes	1,399	5,373
Provision (benefit) for income taxes	313	2,316

Net income	$1,086	$3,057

Per Share Data:
Earnings per share:
Basic	$0.04	$0.11
Diluted	$0.03	$0.09

Weighted-average common shares:
Basic	29,814	27,428
Diluted	35,673	35,483

MarketAxess Holdings Inc.
Consolidated Condensed Balance Sheet Data

	March 31, 2006	December 31, 2005
	($ in thousands)
	(unaudited)
Assets
Cash and cash equivalents	$52,158	$58,189
Securities available for sale	60,066	59,956
Deferred income taxes	40,252	39,804
All other assets	33,023	32,513

Total assets	$185,499	$190,462

Liabilities and Stockholders’ Equity
Total liabilities	$10,283	$19,598
Total stockholders’ equity	175,216	170,864

Total liabilities and stockholders’ equity	$185,499	$190,462

MarketAxess Holdings Inc.
Volume Statistics

	Total Trading Volume
	Three Months Ended
	March 31
	2006	2005
	($ in millions)
	(unaudited)
U.S. high-grade - multi dealer	$40,603	$54,753
U.S. high-grade - single dealer [1]	5,339	—
European high-grade	23,971	22,888
Other [2]	14,585	11,524

Total	$84,498	$89,165

	Average Daily Volume
	Three Months Ended
	March 31
	2006	2005
	($ in millions)
	(unaudited)
U.S. high-grade	$741	$898
European high-grade	375	369
Other	235	189

Total	$1,351	$1,456

Number of U.S. Trading Days [3]	62	61
Number of U.K. Trading Days [4]	64	62

[1]	Effective June 2005, the Company began reporting separately U.S. High-Grade single-dealer inquiries.

[2]	Effective September 2005, the Company began reporting credit default swaps trading volume in other.

[3]	The number of U.S. trading days is based on the Bond Market Association’s Holiday Recommendation Calendar.